                                                                    EXHIBIT 99.3

                               QUANTUM CORPORATION
                              HARD DISK DRIVE GROUP
                   CONDENSED COMBINED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)
                                   (unaudited)

                                                  Three Months Ended                 Nine Months Ended
                                             ----------------------------      ------------------------------
                                             December 31,    December 26,      December 31,      December 26,
                                                 2000            1999              2000              1999
                                             ------------    ------------      ------------      ------------
Revenue                                         $ 708,565       $ 889,024       $ 2,395,925       $ 2,409,729
Cost of revenue - on net sales                    604,597         784,645         2,104,102         2,254,856
Cost of revenue - special charge (benefit)             --              --           (15,825)           57,068
                                                ---------       ---------       -----------       -----------

   Gross profit                                   103,968         104,379           307,648            97,805

Operating expenses:
   Research and development                        66,478          55,012           184,638           179,693
   Sales and marketing                             26,380          25,229            78,267            81,920
   General and administrative                      13,314          19,177            45,946            49,254
   Special charge (benefit)                            --              --               (90)            2,338
   Merger costs                                     6,359              --             6,359                --
                                                ---------       ---------       -----------       -----------
                                                  112,531          99,418           315,120           313,205

   Income (loss) from operations                   (8,563)          4,961            (7,472)         (215,400)

Other income (expense):
   Interest income and other, net                   6,591           6,154            21,644            15,541
   Interest expense                                (2,866)         (2,357)           (7,541)           (7,127)
                                                ---------       ---------       -----------       -----------
                                                    3,725           3,797            14,103             8,414

Income (loss) before income taxes                  (4,838)          8,758             6,631          (206,986)
Income tax provision (benefit)                     (1,554)          3,608             2,116           (85,265)
                                                ---------       ---------       -----------       -----------

Net income (loss)                               $  (3,284)      $   5,150       $     4,515       $  (121,721)
                                                =========       =========       ===========       ===========


       See accompanying notes to condensed combined financial statements.

                               QUANTUM CORPORATION
                              HARD DISK DRIVE GROUP
                        CONDENSED COMBINED BALANCE SHEETS
                                 (In thousands)
                                   (unaudited)

                                                   December 31,        March 31,
                                                       2000              2000
                                                   ------------       ----------
                                                   (unaudited)
Assets
------

Current assets:
   Cash and cash equivalents                        $   425,525       $  581,542
   Marketable securities                                  4,664           30,048
   Accounts receivable, net of allowance for
      doubtful accounts of $15,623 and $19,618          317,813          395,118
   Inventories                                          159,645          122,347
   Due from the DLT & Storage Systems group                  --           30,100
   Deferred taxes                                        88,876           78,713
   Other current assets                                  43,243           58,356
                                                    -----------       ----------

Total current assets                                  1,039,766        1,296,224

Property and equipment, net of accumulated
   depreciation of $230,231 and $218,674                148,468          158,548
Intangible assets, net                                       --            1,915
Other assets                                             35,720           21,361
                                                    -----------       ----------

                                                    $ 1,223,954       $1,478,048
                                                    ===========       ==========

Liabilities and Group Equity
----------------------------

Current liabilities:
   Accounts payable                                 $   255,895       $  375,614
   Accrued warranty                                      42,880           46,967
   Accrued compensation                                  44,876           54,073
   Income taxes payable (receivable)                     (1,829)          44,284
   Accrued special charge                                 4,887           22,409
   Current portion of long-term debt                        401              344
   Other accrued liabilities                            110,024           77,596
                                                    -----------       ----------

Total current liabilities                               457,134          621,287

Deferred taxes                                           40,534           41,758
Long-term debt                                           12,309           12,613
Convertible subordinated debt                            95,833           95,833
Group equity                                            618,144          706,557
                                                    -----------       ----------

                                                    $ 1,223,954       $1,478,048
                                                    ===========       ==========


       See accompanying notes to condensed combined financial statements.

                               QUANTUM CORPORATION
                              HARD DISK DRIVE GROUP
                   CONDENSED COMBINED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                   (unaudited)

                                                                              Nine Months Ended
                                                                         ----------------------------
                                                                         December 31,    December 26,
                                                                             2000            1999
                                                                         ------------    ------------
Cash flows from operating activities:
   Net loss                                                                 $   4,515       $(121,721)
   Adjustments to reconcile net loss to net cash provided by (used in)
    operations:
      Special charge                                                           (5,844)         33,779
      Depreciation                                                             36,666          48,839
      Amortization                                                              2,556           2,934
      Deferred income taxes                                                    (1,224)            498
      Compensation related to stock plans                                       4,462             763
   Changes in assets and liabilities:
      Accounts receivable                                                      77,305         (17,979)
      Inventories                                                             (37,298)         54,459
      Accounts payable                                                       (119,719)        (43,016)
      Income taxes payable                                                    (46,113)         (3,014)
      Accrued warranty                                                         (4,087)         10,300
      Other assets and liabilities                                             19,929          27,583
                                                                            ---------       ---------
Net cash used in operating activities                                         (68,852)         (6,575)
                                                                            ---------       ---------

Cash flows from investing activities:
   Investment in equity securities                                            (14,010)             --
   Purchases of marketable securities                                              --         (33,367)
   Maturities of marketable securities                                             --          48,067
   Investment in property and equipment                                       (26,281)        (39,343)
   Proceeds from disposition of property and equipment                          2,831              --
                                                                            ---------       ---------
Net cash used in investing activities                                         (37,460)        (24,643)
                                                                            ---------       ---------

Cash flows from financing activities:
   Proceeds from long-term credit facilities                                       --           3,333
   Principal payments on long-term credit facilities                             (247)         (9,586)
   Inter-group proceeds for common stock issued                                    --           2,835
   Purchases of treasury stock                                                (94,597)        (19,690)
   Proceeds from factoring                                                    100,000              --
   Payments on factoring                                                      (70,000)             --
   Proceeds from issuance of common stock, net                                 15,139           7,236
                                                                            ---------       ---------
Net cash used in financing activities                                         (49,705)        (15,872)
                                                                            ---------       ---------

Decrease in cash and cash equivalents                                        (156,017)        (47,090)
Cash and cash equivalents at beginning of period                              581,542         499,725
                                                                            ---------       ---------
Cash and cash equivalents at end of period                                  $ 425,525       $ 452,635
                                                                            =========       =========

    Supplemental disclosure of cash flow information:
       Cash paid during the period for:
          Interest                                                          $   4,862       $   4,879
          Income taxes                                                      $   2,830       $  19,778


       See accompanying notes to condensed combined financial statements.

                               QUANTUM CORPORATION
                              HARD DISK DRIVE GROUP
                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
                                   (unaudited)

1. Basis of Presentation

The accompanying unaudited condensed combined financial statements of the Hard Disk Drive group ("HDD"), together with the unaudited condensed combined financial statements of the DLT & Storage Systems group ("DSS"), include all of the accounts in the unaudited condensed consolidated financial statements of Quantum. The separate group unaudited condensed combined financial statements give effect to the accounting policies applicable with the implementation of the tracking stock proposal. The separate HDD and DSS financial statements have been prepared on a basis that management believes to be reasonable and appropriate and include (i) the historical balance sheets, results of operations, and cash flows of businesses that comprise each of the groups, with all significant intragroup transactions and balances eliminated, (ii) in the case of HDD's financial statements, corporate assets and liabilities of Quantum and related transactions identified with HDD, including allocated portions of Quantum's debt and selling, general and administrative costs, and (iii) in the case of DSS's financial statements, corporate assets and liabilities of Quantum and related transactions identified with DSS, including allocated portions of Quantum's debt and selling, general and administrative costs. Intergroup transactions and balances are not eliminated in the separate financial statements of HDD or DSS.

The condensed combined financial statements of the Hard Disk Drive group provide HDD stockholders with financial information about the Hard Disk Drive group operations. Holders of HDD stock and DSS stock are Quantum stockholders and are subject to all of the risks of an investment in Quantum and all of Quantum's businesses, assets and liabilities. Quantum retains ownership and control of all of the assets and operations of each group. Financial effects arising from one group that affect Quantum's consolidated results of operations or financial condition could, if significant, affect the results of operations or financial condition of the other group and the market price of the other group's stock. Any net losses of HDD or DSS, and dividends or distributions on, or repurchases of DSS stock, at a price per share greater than par value, will reduce the funds of Quantum legally available for payment of dividends on HDD stock. As a result, HDD's condensed combined financial statements should be read in conjunction with Quantum's condensed consolidated financial statements and DSS's condensed combined financial statements. The condensed combined balance sheet as of March 31, 2000 has been derived from the audited financial statements of HDD included in Quantum's Annual Report on Form 10-K filed with the Securities and Exchange Commission, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

These interim financial statements reflect all adjustments, consisting only of normal recurring adjustments which, in the opinion of management, are necessary for a fair presentation of the results for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for the full fiscal year. Certain prior period amounts have been reclassified to conform to the current period's presentation.

2. Securitized Assets

HDD has an asset securitization program with Capital Factors Inc., under which Quantum borrows against eligible accounts receivable, on a with recourse basis. At December 31, 2000, $37.5 million of accounts receivable were securitized under this program. Given the recourse nature of this arrangement, the securitized accounts receivable are included within the accounts receivable balance, with a loan of $30 million being included in other liabilities.

3. Inventories

Inventories consisted of the following:
   (In thousands)

                                            December 31,     March 31,
                                                2000            2000
                                            -----------      ---------
   Materials and purchased parts               $  6,381      $  7,387
   Work in process                                1,353         5,299
   Finished goods                               151,911       109,661
                                               --------      --------
                                               $159,645      $122,347
                                               ========      ========

4. Common Stock Repurchase

During fiscal year 2000, the Board of Directors authorized Quantum to repurchase up to $700 million of Quantum's common stock in open market or private transactions. Of the total repurchase authorization, $600 million was authorized for repurchase of either Quantum, DSS or HDD common stock. An additional $100 million was authorized for repurchase of HDD common stock.

Since the beginning of the authorization through December 31, 2000, Quantum has repurchased a total of 3.9 million shares of Quantum common stock, 29.2 million shares of DSS common stock and 13.5 million shares of HDD common stock for a combined total of $566 million. For the three months ended December 31, 2000, there were no repurchases of common stock.


5. Credit Line

In April 2000, Quantum entered into two unsecured senior credit facilities, each providing a $187.5 million revolving credit line and expiring in April 2001 and April 2003, respectively. At Quantum's option, borrowings under the revolving credit lines bear interest at either the London interbank offered rate or a base rate, plus a margin determined by a leverage ratio with option periods of one to six months. At December 31, 2000, there were no outstanding balances drawn on these lines.


6. Litigation

On August 7, 1998, Quantum was named as one of several defendants in a patent infringement lawsuit filed in the U.S. District Court for the Northern District of Illinois, Eastern Division. The plaintiff, Papst Licensing GmbH, owns at least 26 U.S. patents, which it asserts that Quantum has infringed. In October, 1999 the case was transferred to a federal district court in New Orleans, Louisiana, where it has been joined with suits involving Maxtor Corporation and Minebea Company, Ltd. for the purposes of coordinated discovery under multi-district litigation rules. IBM has recently been sued by Papst and has been added to the multi-district proceedings. The final results of this litigation, as with any litigation, are uncertain. In addition, the costs of engaging in litigation with Papst will be substantial.

7. Special Charge

During the second quarter of fiscal year 2000, HDD recorded a special charge of $59.4 million. The charge reflected HDD's strategy to modify the hard disk drive business to more closely align product development and the business' operating model with the requirements of the rapidly growing low-cost PC market. The special charge was associated primarily with streamlining HDD's logistics model in order to create a faster and more flexible fulfillment system, changes in customer service strategy and consolidation of certain product development programs.

The special charge consisted of $26.4 million related to facilities costs, $13.2 million in asset write-offs related to streamlining the global logistics model and changes in customer service strategy, $7.8 million in severance and benefits for terminated employees, and approximately $12 million in other costs associated with the plan.

The facilities costs noted above include lease payments on facilities to be vacated in and around Milpitas, California and Singapore, the write-off of related leasehold improvements, and other maintenance expenses associated with the vacated facilities. The affected facilities were vacated by the end of the third quarter of fiscal year 2001.

Subsequent to the end of the second quarter fiscal year 2000, HDD revised its estimate of costs required to implement the restructuring plan. HDD estimated that severance and benefits, inventory and other costs, which included the disposition of additional capital assets, would be more than previously estimated as a result of the planned changes in the customer service strategy. HDD also estimated that costs associated with vacating leased facilities would be less than previously estimated as a result of disposing of a major facility earlier than previously expected. Accordingly, HDD reallocated amounts between these categories during the second half of fiscal year 2000.

In the second quarter of fiscal year 2001, HDD reversed $15.9 million as a special charge benefit in the statement of operations. This reversal was primarily due to negotiated lease cancellations and reduced severance and benefits due to the redeployment of certain employees.

In connection with the charge, HDD currently expects a workforce reduction of approximately 513 employees, down from the original expectation of 600 employees. In addition, approximately 100 open and budgeted positions have been eliminated. The reduction in force primarily affects employees at HDD's drive configuration centers and warehouses in Milpitas, California and Dundalk, Ireland and employees within the desktop drive business. As of December 31, 2000, 513 employees have been terminated. The reserve balance remaining, primarily represents outstanding costs for outplacement services.

As of December 31, 2000, HDD had incurred $10 million in cash expenditures associated with employee severance and benefits, facilities and other costs. HDD expects to incur additional cash expenditures associated with the plan of approximately $5 million.

The following table summarizes activity related to the special charge through December 31, 2000.

(In thousands)                   Severance
                                    And        Facilities                      Other
                                  Benefits       Costs        Inventory        Costs           Total
                                 ---------     ----------     ---------       --------       --------
Special charge provision          $ 7,833       $ 26,359       $ 13,214       $ 12,000       $ 59,406
Cash Payments                      (3,906)        (1,394)            --         (1,663)        (6,963)
Non-cash charges                       --         (5,646)       (15,588)        (8,800)       (30,034)
Adjustments                         1,166         (7,852)         2,374          4,312             --
                                  -------       --------       --------       --------       --------
Balance at March 31, 2000         $ 5,093       $ 11,467       $     --       $  5,849         22,409
Cash Payments                      (2,459)          (561)            --           (281)        (3,301)
Non-cash charges                       --         (1,650)            --          3,344          1,694
Special charge benefit             (2,284)        (7,787)            --         (5,844)       (15,915)
                                  -------       --------       --------       --------       --------
Balance at December 31, 2000      $   350       $  1,469       $     --       $  3,068       $  4,887
                                  =======       ========       ========       ========       ========

8. Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) included in group equity on the condensed combined balance sheets of the Hard Disk Drive group consists of unrealized gains (losses) on available for sale investments and foreign currency translation adjustments. Total comprehensive income (loss) for the three and nine months ended December 31, 2000 and December 26, 1999, is presented in the following table:

(In thousands)                         Three Months Ended              Nine Months Ended
                                   --------------------------    ---------------------------
                                   December 31,  December 26,    December 31,   December 26,
                                       2000          1999            2000           1999
                                   ------------  ------------    ------------   ------------
Net income (loss)                   $ (3,284)      $  5,150       $  4,515       $(121,721)
Other comprehensive income -
  Unrealized gain (loss) on
     investments, net                 (7,290)        17,568        (15,230)         17,568
  Foreign currency translation
     adjustments                        (733)          (176)        (2,702)            597
                                    --------       --------       --------       ---------

Comprehensive income (loss)         $(11,307)      $ 22,542       $(13,417)      $(103,556)
                                    ========       ========       ========       =========

9. Business Segment Information

The Hard Disk Drive group currently has two primary product lines, desktop hard disk drives and high-end hard disk drives. HDD has two separate business units that support these two product lines.

The desktop business unit designs, develops and markets desktop hard disk drives designed to meet the storage requirements of entry-level to high-end desktop personal computers in home and business environments. The high-end business unit designs, develops and markets high-end hard disk drives designed to meet the storage requirements of network servers, workstations and storage subsystems. In the future, the two HDD business units may become a single business unit as their markets begin to converge and be reported on a combined basis.

Results for HDD's business units for the three months and nine months ended December 31, 2000 and December 26, 1999 are presented in the following table:

(In thousands)                           Three Months Ended        Nine Months Ended
                                     ------------------------- -------------------------
                                     December 31, December 26, December 31, December 26,
                                        2000          1999         2000         1999
                                     ------------ ------------ ------------ ------------
Business unit:
  Desktop
    Revenue                             $ 518       $ 754       $ 1,848       $ 2,052
    Unit operating income (loss)          (27)         13           (51)         (182)

High-end
    Revenue                               191         135           548           357
    Unit operating income (loss)           18          (8)           44           (33)


(In thousands)                           Three Months Ended        Nine Months Ended
                                     ------------------------- -------------------------
                                     December 31, December 26, December 31, December 26,
                                        2000          1999         2000         1999
                                     ------------ ------------ ------------ ------------
Income (loss) reconciliation:
Total unit operating income (loss)      $  (9)      $   5       $    (7)      $  (215)

Unallocated
amounts:
Interest and other income                   4           4            14             8
                                        -----       -----       -------       -------

 Income (loss) before income taxes      $  (5)      $   9       $     7       $  (207)
                                        =====       =====       =======       =======

10. Pending Event

On October 3, 2000 Quantum entered into a definitive agreement with Maxtor Corporation to combine Maxtor and HDD in an all-stock transaction. The merger agreement provides that HDD stockholders will receive 1.52 shares of Maxtor common stock for every share of HDD common stock they own. The transaction, which was unanimously approved by the Boards of Directors of both companies, is expected be completed in early calendar 2001. The transaction is expected to be tax-free to Quantum stockholders. This transaction is subject to the approval of the stockholders of both companies and other customary conditions. These expectations are forward-looking statements and actual results may differ.